EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 20 February 2013, relating to the consolidated financial statements of CSR plc and subsidiaries appearing in Amendment No. 1 on Form 20-F/A of CSR plc for the fiscal year ended 28 December 2012 and of our report dated 20 February 2013 relating to the effectiveness of the CSR plc’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of CSR plc for the fiscal year ended 28 December 2012.

/s/ Deloitte LLP

London, United Kingdom

30 July 2013